PUBLIC STORAGE
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


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Earnings Per Share:
-------------------                                              For the Three Months Ended         For the Nine Months Ended
                                                                       September 30,                      September 30,
                                                              -------------------------------     -----------------------------
                                                                   2007             2006             2007              2006
                                                              ---------------   -------------     -------------   -------------
                                                                         (Amounts in thousands, except per share data)
Net income..................................................  $     152,766     $    81,181       $   289,648     $    324,259
Less: Cumulative Preferred Share Dividends:
   8.60% Cumulative Preferred Shares, Series Q..............              -               -                 -            (742)
   8.00% Cumulative Preferred Shares, Series R..............              -          (9,855)                -         (30,255)
   7.875% Cumulative Preferred Shares, Series S.............              -          (2,830)                -          (8,490)
   7.625% Cumulative Preferred Shares, Series T.............              -          (2,900)             (548)         (8,700)
   7.625% Cumulative Preferred Shares, Series U.............              -          (2,860)           (1,557)         (8,580)
   7.50% Cumulative Preferred Shares, Series V..............         (3,235)         (3,235)           (9,703)         (9,703)
   6.50% Cumulative Preferred Shares, Series W..............         (2,153)         (2,153)           (6,459)         (6,459)
   6.45% Cumulative Preferred Shares, Series X..............         (1,935)         (1,935)           (5,805)         (5,805)
   6.85% Cumulative Preferred Shares, Series Y..............           (685)           (685)           (2,055)         (2,055)
   6.25% Cumulative Preferred Shares, Series Z..............         (1,758)         (1,758)           (5,274)         (5,274)
   6.125% Cumulative Preferred Shares, Series A.............         (1,761)         (1,761)           (5,283)         (5,283)
   7.125% Cumulative Preferred Shares, Series B.............         (1,937)         (1,937)           (5,811)         (5,811)
   6.60% Cumulative Preferred Shares, Series C..............         (1,898)         (1,898)           (5,694)         (5,694)
   6.18% Cumulative Preferred Shares, Series D..............         (2,086)         (2,086)           (6,258)         (6,258)
   6.75% Cumulative Preferred Shares, Series E..............         (2,384)         (2,384)           (7,152)         (7,152)
   6.45% Cumulative Preferred Shares, Series F..............         (4,031)         (4,031)          (12,093)        (12,093)
   7.00% Cumulative Preferred Shares, Series G..............         (1,750)         (1,750)           (5,250)         (5,250)
   6.95% Cumulative Preferred Shares, Series H..............         (1,825)         (1,825)           (5,473)         (5,121)
   7.25% Cumulative Preferred Shares, Series I..............         (9,380)         (9,380)          (28,139)        (15,529)
   7.25% Cumulative Preferred Shares, Series K..............         (8,338)         (5,002)          (25,012)         (5,002)
   6.75% Cumulative Preferred Shares, Series L..............         (3,882)              -           (11,644)              -
   6.625% Cumulative Preferred Shares, Series M.............         (8,281)              -           (24,200)              -
   7.000% Cumulative Preferred Shares, Series N.............         (3,014)              -            (3,014)              -
                                                              ---------------   -------------     -------------   -------------
Total preferred dividends...................................        (60,333)        (60,265)         (176,424)       (159,256)
   Allocation of income to preferred shareholders based on
   redemptions of preferred shares (a)......................              -         (21,643)                -         (21,643)
                                                              ---------------   -------------     -------------   -------------
Total net income allocated to preferred shareholders........    $   (60,333)    $   (81,908)      $  (176,424)    $  (180,899)
                                                              ===============   =============     =============   =============
Total net income (loss) allocable to common shareholders....    $    92,433     $      (727)      $   113,224     $   143,360
                                                              ===============   =============     =============   =============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity
       Shares, Series A.....................................    $     5,356     $     5,356       $    16,068     $    16,068
      Net income allocable to common shareholders...........         87,077          (6,083)           97,156         127,292
                                                              ---------------   -------------     -------------   -------------
                                                                 $   92,433     $      (727)      $   113,224     $   143,360
                                                              ===============   =============     =============   =============
Weighted average common shares outstanding:
   Basic weighted average common shares outstanding.........        169,374          145,387          169,317         133,897
   Net effect of dilutive stock options and restricted
     share units - based on treasury stock method using
     average market price...................................            711                -              849             954
                                                              ---------------   -------------     -------------   -------------
   Diluted weighted average common shares outstanding.......        170,085          145,387          170,166         134,851
                                                              ===============   =============     =============   =============
Basic earnings per common share (a).........................        $  0.51     $      (0.04)     $      0.57     $      0.95
                                                              ===============   =============     =============   =============
Diluted earnings per common share (a).......................        $  0.51     $      (0.04)     $      0.57     $      0.94
                                                              ===============   =============     =============   =============
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(a)  See Note 2 to the Company's  condensed  consolidated  financial  statements regarding  "Net Income per Common Share" and the  underlying  discussion on
     Emerging Issues Task Force Topic D-42.

                                   Exhibit 11